EXHIBIT 99.3
                       VOICE POWERED INTERNATIONAL, INC.
       15915 Ventura Boulevard, Suite 301, Encino, CA 91436 (818)771-8471

      For Immediate Release:

            VOICE POWERED TECHNOLOGY INTERNATIONAL, INC. SIGNS MERGER
                  AGREEMENT WITH WORLD WASTE TECHNOLOGIES, INC.

ENCINO, CALIFORNIA, March 25, 2004. Voice Powered Technology International, Inc. (OTCBB: VPTI.OB) today announced that an agreement was signed between World Waste Technologies, Inc. ("World Waste") and Voice Powered Technology International, Inc. ("VPTI") that provides for a merger between VPTI and World Waste in a stock for stock transaction. VPTI will effect a reverse split on a 1 for 60 basis prior to the closing of the merger. After completion of the merger, there will be approximately 22,200,000 shares outstanding, World Waste shareholders will own approximately 95 percent of the shares, and World Waste will be the ongoing operating entity.

World Waste, a San Diego, California company, is an early stage development company engaged in the waste recycling industry. World Waste currently has no revenues. World Waste holds an exclusive license to patented technology which, in experimental conditions, has processed small amounts of municipal solid waste to successfully reduce the waste's volume and yield cellulose fiber suitable for making certain low grade paper products.

The merger is subject to approval of certain conditions including regulatory approvals and the closing of the merger being completed by June 21, 2004 unless the parties agree to extend that date. One of the conditions to the closing of the merger is that World Waste must have a minimum of $1 million in cash and $2.7 million net worth. Upon completion of the merger, VPTI's name will be changed to World Waste Technologies, Inc., and it is anticipated that the trading symbol will also be changed. At this time, there is no assurance that this transaction will be completed or that World Waste will be able to effectuate its business plan or generate revenues or profits.

Upon closing of this transaction, the VPTI Board of Directors will resign and will be replaced by:

Thomas L. Collins, CEO; Steve Racoosin, President; Fred Lundberg, Senior Vice President, and John Pimentel. Mr. Collins, Mr. Racoosin, and Mr. Lundberg each have over 20 years of experience in their industry.

The contents of this press release are presented as a general overview of the company. It is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters which may be relevant to a decision to make an investment, including all risk factors or similar considerations. "Forward-Looking Statements" as defined in the Private Securities Litigation Reform Act of 1995, may be included. While the information herein has been prepared by both the company and from sources believed to be reliable, no warranties are given, whether express or implied, as to the reliability,






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accuracy or  completeness  of the  information,  and no legal liability is to be assumed or to be implied against the company for any use or misuse of the information presented. Although the information is believed current as of the
date  herein,   the  information   may  be  subject  to  change,   amendment  or
supplementation, and the company does not expect, and assumes no obligation, to update or otherwise revise the information herein.

Contact:
Mr. Jeffrey L. Wenker
206-755-7843
jeff@wenkerpr.com














































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